FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-10

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) [REDACTED]
Sent: Friday, January 27, 2017 11:08 AM
Subject: CD 2017-CD3 -- Final Pricing Details (Public)

CD 2017-CD3 -- Final Pricing Details (Public)

1,115.061mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets Inc., Deutsche Bank Securities Inc.
Co-Manager: Drexel Hamilton, LLC

Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	Spread	Coupon	Yield	$Px
A-1	Aaa(sf)/AAAsf/AAA(sf)	29.155	2.62	S+32	1.965	1.954	99.99807
A-2	Aaa(sf)/AAAsf/AAA(sf)	38.347	4.72	S+50	3.153	2.475	102.99732
A-3	Aaa(sf)/AAAsf/AAA(sf)	200.000	9.35	S+88	3.356	3.243	100.99899
A-4	Aaa(sf)/AAAsf/AAA(sf)	589.293	9.82	S+90	3.631	3.286	102.99656
A-AB	Aaa(sf)/AAAsf/AAA(sf)	54.788	7.28	S+77	3.453	2.999	102.99478
A-S	Aa2(sf)/AAAsf/AAA(sf)	78.136	9.91	S+110	3.833	3.489	102.99270
B	NR/AA-sf/AA(sf)	61.857	9.91	S+125	3.984	3.639	102.99412
C	NR/A-sf/A(sf)	63.485	9.91	S+190	4.563	4.289	102.88962

Anticipated Timing:

Anticipated Closing: February 14, 2017

IMPORTANT NOTICE REGARDING THIS OFFERING OF ASSET-BACKED SECURITIES
THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE RISK RETENTION CONSULTATION PARTIES, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Drexel Hamilton, LLC, or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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